Exhibit 107

CALCULATION OF FILING FEE TABLE

Form 424(b)(5)

(Form Type)

Nurix Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Title of Each Class of Securities to be Registered	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)

Fees to be Paid	Equity	Common stock, par value $0.001 per share	Rule 457(c) and Rule 457(r)	—	—	$150,000,000	$0.00014760	$22,140

Fees Previously Paid	—	—	—	—	—	—	—	—

	Total Offering Amounts				—	$150,000,000	—	$22,140

	Total Fees Previously Paid				—	—	—	—

	Total Fee Offsets				—	—	—	—

	Net Fee Due				—	—	—	$22,140
(1)

Consists of shares to be issued pursuant to that certain Equity Distribution Agreement dated August 4, 2021 (as amended by Amendment No. 1 dated July 11, 2024), by and between the Registrant and Piper Sandler & Co.

(2)

Calculated in accordance with Rule 457(c) and Rule 457(r) under the Securities Act of 1933, as amended. Represents payment of registration fees previously deferred in connection with the automatic registration statement on Form S-3 (Registration No. 333-280117).